Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sino Fibre Communications, Inc.

We consent to the inclusion in the Registration Statement on Form SB-2 of Sino Fibre Communications, Inc. (formerly known as Pacific Rim Solutions Inc.) of our report dated September 6, 2006, relating to the financial statements of Sino Fibre Communications, Inc. (a development stage company) as of and for the years ended December 31, 2005 and 2004 and for the period from August 19, 1999 (inception) through December 31, 2005. We also consent to the reference to our firm under the caption "Experts."

WEINBERG & COMPANY, P.A.
 Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
November 8, 2006